EXECUTION



           FARMER MAC MORTGAGE SECURITIES CORPORATION
       Guaranteed Agricultural Mortgage-Backed Securities
                        Series 10/30/96
  Guaranteed by the Federal Agricultural Mortgage Corporation

                        TERMS AGREEMENT
                  (to Underwriting Agreement,
                      dated June 26, 1996,
       among the Company, Farmer Mac and the Underwriter)


Farmer Mac Mortgage Securities Corporation       October 29, 1996
919 18th Street, N.W.
Washington D.C. 20006

Federal Agricultural Mortgage Corporation
919 18th Street, N.W.
Washington D.C. 20006

          Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 10/30/96 Certificates specified in
Section 1(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 10/30/96 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-6325). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement or Trust Agreement, as applicable.

          Section 1.  THE QUALIFIED LOAN POOLS:  The Qualified
Loan Pools shall have the characteristics described in the Prospectus Supplement.

          Section 2.     THE CERTIFICATES:  The Offered
Certificates shall be issued as follows:

          (a) CLASSES: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Prospectus Supplement:


                                              Class
                   Original       Pass-      Purchase
                   Principal     Through      Price
    Class            Amount         Rate    Percentage

 Pool AA1002      $2,250,500       (1)     100.281250%
 Pool AS1003       4,630,860       (1)      101.156250
 Pool CA1001       2,495,000       (1)      100.609375
 Pool CS1001       3,325,000       (1)      100.296875

(1) On each applicable Distribution Date, the Pass-Through Rate for each Class of Certificates will be a rate per annum equal to the weighted average of the Net Mortgage rates for the Qualified Loans in the related Pool. It is exepected that the Pass-Through Rates for the initial Interest Accrual Periods on the Class AA1002, Class AS1003, Class CA1001 and Class CS1001 Certificates will be approximately 7.891%, 7.722%, 7.589% and 7.186%, respectively, per annum.

          (b) The Offered Certificates shall have such other characteristics as described in the related Final
     Prospectus.

          Section 3. PURCHASE PRICE: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) plus accrued interest at the applicable initial Pass-Through Rate per annum of each such Class from and including the Cut-off Date up to, but not including, October 30, 1996 (the "Closing Date").

     In the event that proceeds to the Underwriter from its distribution of the Class CA1001 Certificates and/or the Class CS1001 Certificates exceed the applicable Class Purchase Price Percentage shown above, the Purchase Price for the applicable Class of Certificates shall be increased according to the following formula:

     The Purchase Price will equal (a) the applicable Class Purchase Price Percentage set forth in Section 2(a) above, plus
(b) the difference between (i) the actual price of the applicable Class of Certificates calculated at the spread to the then current five-year U.S. Treasury security and (ii) the price of such Class of Certificates calculated at a spread of 60 basis points over such Treasury security, less (c) an underwriting spread of 0.25%. In the event the Purchase Price so calculated is less than the applicable Purchase Price Percentage set forth in Section 2(a), no additional proceeds will be paid by the Underwriter to the Company with respect to the relevant Class of Certificates.

          Section 4.     TAX TREATMENT: No election will be made
to treat the assets of the Trust Fund as a REMIC.


                         *  *  *  *  *

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Farmer Mac and the Company.

                              Very truly yours,

                              BEAR, STEARNS & CO. INC.



                              By:  /s/Jeffrey Mayer
                                   Name:Jeffrey Mayer
                                   Title:Senior Managing Director



The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FEDERAL AGRICULTURAL MORTGAGE CORPORATION



By:  /s/ Henry D. Edelman
Name:  Henry D. Edelman
       Title: President and CEO

FARMER MAC MORTGAGE SECURITIES CORPORATION



By:  /s/ Christopher A. Dunn
     Name:  Christopher A. Dunn
     Title: Vice President
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